Exhibit 10.11.5a

EXECUTION COPY

AMENDMENT NO. 1

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 22, 2011, is entered into by and among Arizona Public Service Company (“APS”), the Banks signatory hereto (the “Banks”) and JPMorgan Chase Bank, N.A., as a Bank, as Issuing Bank (in such capacity, the “Issuing Bank”), and as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, APS, the Banks, the Issuing Bank and the Administrative Agent have entered into that certain Reimbursement Agreement dated as of April 16, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), in connection with which the Issuing Bank issued its Amended and Restated Irrevocable Transferable Letter of Credit No. P-010151 (the “Letter of Credit”); and

WHEREAS, the parties hereto desire to amend the Reimbursement Agreement as set forth below and to extend the Letter of Credit until December 31, 2015;

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.1            Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Reimbursement Agreement.

Section 1.2            Amendments to the Reimbursement Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 1.4 below, the Reimbursement Agreement is hereby amended as follows:

(a)   Section 1 of the Reimbursement Agreement is hereby amended by deleting Schedule I, referenced in the definition of “Base Rate Margin” and “Letter of Credit Commission Rate” in its entirety and replacing it with Amended Schedule I attached hereto.

(b)   Section 1 of the Reimbursement Agreement is hereby amended by adding the definition of “FATCA” in proper alphabetical order to read as follows:

““FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Amendment, and any regulations or official interpretations thereof.”

(c)   Section 1 of the Reimbursement Agreement is hereby amended by deleting the definition of “Financial Information” set forth therein and replacing it with the following:

““Financial Information” means (i) the annual report of the Company on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (ii) the Company’s Form 10-Q reports for the quarters ended March 31,

2011, June 30, 2011 and September 30, 2011 and (iii) the Company’s current reports on Form 8-K filed on February 18, February 22, April 22, June 1, August 24, and November 4 of 2011, as so filed.”

(d)   Section 1 of the Reimbursement Agreement is hereby amended by adding the definition of “Four Corners Acquisition” in proper alphabetical order to read as follows:

““Four Corners Acquisition” means the acquisition by the Company from Southern California Edison Company (“SCE”) of SCE’s interest in Units 4 and 5, together with any other property, assets, interests or rights related thereto, of the Four Corners Power Plant near Farmington, New Mexico, pursuant to the Purchase and Sale Agreement, dated as of November 8, 2010, by and between SCE and the Company.”

(e)   Section 1 of the Reimbursement Agreement is hereby amended by deleting the definition of “Material Subsidiary” set forth therein and replacing it with the following:

““Material Subsidiary” means, at any time, a Subsidiary of the Company which as of such time meets the definition of a “significant subsidiary” included as of December 22, 2011 in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Company and its Subsidiaries (on a consolidated basis).”

(f)    Section 1 of the Reimbursement Agreement is hereby amended by deleting the definition of “Stated Termination Date” set forth therein and replacing it with the following:

““Stated Termination Date” means December 31, 2015, or such later date to which such Stated Termination Date shall have been extended pursuant to Section 17.”

(g)   Section 2(d)(i) of the Reimbursement Agreement is hereby amended to add the following after the words: “or the Letter of Credit or its Participation therein” appearing in the 10th line thereof:

“(each, a “Change in Law”).”

(h)   Section 2(d)(iii) of the Reimbursement Agreement is hereby amended to add the following at the end thereof:

“Notwithstanding anything in this Section 2(d) to the contrary, for all purposes of this Agreement, (x) all requests, rules, guidelines, directives, interpretations or guidance in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as enacted by the United States Congress, and signed into law on July 21, 2010, shall be deemed to be a change in law, regardless of the date enacted, adopted or issued, and (y) all requests, rules, guidelines, directives, interpretations or guidance promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority shall be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.”

(i)    Section 2(e) of the Reimbursement Agreement is hereby amended by deleting the definition of “Taxes” set forth therein and replacing it with the following:

““Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on or measured by its net income, and franchise or similar taxes imposed on it, by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or does business or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Booking Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located, (iii) any backup withholding that is required by the Internal Revenue Code to be withheld from amounts payable to a Bank that has failed to comply with Section 2(e)(iii)(2)(A), (iv) in the case of each Bank, any United States withholding tax imposed with respect to any payment by the Company pursuant to this Agreement, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Bank at the time such Bank first becomes a party to this Agreement and (v) any United States withholding tax imposed by FATCA.”

(j)    Sections 6(a), 6(e), 6(f), 6(h), 6(i), 7(a), 7(b) and 7(c) of the Reimbursement Agreement are hereby amended to replace each occurrence of the phrase “financial condition or financial prospects” with a phrase “financial condition, operations, business or property”.

(k)   Section 8(a) of the Reimbursement Agreement is hereby amended to add the following to the end thereof:

“and (vii) at any time following the consummation of the Four Corners Acquisition and the closure by the Company of Units 1, 2 and 3 of the Four Corners Power Plant near Farmington, New Mexico, as described in the Financial Information, disposition of all or any portion of the Company’s interests in such Units 1, 2 and 3.”

(l)    The address for notices and other communications to the Issuing Bank, set forth in Section 11(a)(iii) of the Reimbursement Agreement, is hereby replaced with the following:

JPMorgan Chase Bank, N.A.

131 S. Dearborn, 5th Floor

Mail Code IL1-0236

Standby Letter of Credit Unit

Chicago, IL 60603-5506

Facsimile No.: (312) 954-6163

Telephone No.: (800) 634-1969, Option 1

Attention:  Standby Service Unit

(m)  The Reimbursement Agreement is hereby amended by adding a new Section 31 to read as follows:

“Section 31.  FATCA Certification.

“If a payment made to the Issuing Bank or a Bank hereunder would be subject to U.S. federal withholding tax imposed by FATCA if the Issuing Bank or such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Issuing Bank or such Bank shall deliver to each of the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that the Issuing Bank or such Bank has or has not complied with the Issuing Bank’s or such Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 31, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

(n)   Each of the parties hereto hereby acknowledges and agrees, and directs the Issuing Bank, to amend the Letter of Credit as set forth on Exhibit A attached hereto.

Section 1.3            Representations and Warranties.  APS represents and warrants to the Administrative Agent and each Bank that:

(a)   After giving effect to the amendments contemplated herein, the representations and warranties of APS set forth in Section 6 of the Reimbursement Agreement are true, correct and complete in all material respects on the date hereof as if made on and as of the date hereof and there exists no Reimbursement Default or Default or Event Default under the Facility Lease on the date hereof; provided that in the case of any representation or warranty in Section 6 of the Reimbursement Agreement that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 1.3(a) shall be made as of such earlier date.

(b)   The execution and delivery by APS of this Amendment have been duly authorized by proper corporate proceedings of APS and this Amendment and the Reimbursement Agreement constitute the legal, valid and binding obligation of APS enforceable against APS in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.

Section 1.4            Conditions Precedent.  This Amendment shall become effective (the “Effective Date”) as of December 22, 2011, upon the receipt by the Administrative Agent of (i) an opinion of in-house counsel of APS in form and substance reasonably satisfactory to the Administrative Agent, (ii) a certificate of the secretary or the associate secretary of APS certifying (a) that there have been no changes in the certificate of incorporation or bylaws of APS since April 16, 2010, (b) resolutions of its Board of Directors authorizing the execution, delivery and performance of the Reimbursement Agreement, as modified by this Amendment, and (c) the incumbency and specimen signature of each of its officers authorized to sign this Amendment, (iii) duly executed copies of this Amendment from each of APS, the Banks, the Issuing Bank and the Administrative Agent and (iv) payment of the fees and expenses of Agent’s Counsel and all other expenses required to be paid on the Effective Date.

Section 1.5            Continuing Effectiveness, Etc.

(a)           Upon the effectiveness of this Amendment, each reference in the Reimbursement Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Reimbursement Agreement as modified hereby and each reference to the Reimbursement Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Reimbursement Agreement shall mean and be a reference to the Reimbursement Agreement as modified hereby.

(b)           Except as specifically modified hereby, the Reimbursement Agreement and the instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

Section 1.6            CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

Section 1.7            Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 1.8            Successors and Assigns.  This Amendment shall be binding upon APS, the Issuing Bank, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of APS, the Issuing Bank, the Banks and the Administrative Agent and their respective successors and assigns.

Section 1.9            Integration.  This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 1.10          Headings.  Section headings in this Amendment are included herein for convenience or reference only and shall not constitute a part of this Amendment for any other purpose.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

ARIZONA PUBLIC SERVICE COMPANY

By:	/s/ Lee R. Nickloy
Name:	Lee R. Nickloy
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative
Agent, as Issuing Bank and as a Bank

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Credit Executive

UNION BANK, N.A., as a Bank

By:	/s/ Efrain Soto
Name:	Efrain Soto
Title:	Vice President